Exhibit 99.1

Papa Murphy’s Holdings, Inc. Reports First Quarter 2016 Results
- Q1 Revenue Growth of +13.1% -
- 27 New Store Openings in the Quarter -
Vancouver, WA, May 4, 2016 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced financial results for its first quarter ended March 28, 2016.
Key financial highlights for the first quarter of 2016 include:

•	Revenue of $33.0 million, an increase of 13.1% compared to the first quarter of 2015.

•	Domestic comparable store sales decreased by 2.8%, including a 2.8% decrease at both domestic franchisee-owned stores and at company-owned stores, compared with the first quarter of 2015.

•	Net income was $642,000, or $0.04 per diluted share, compared to $2.6 million, or $0.15 per diluted share, in the first quarter of 2015.

•	Adjusted EBITDA (1) was $5.7 million, compared to $8.0 million in the first quarter of 2015.

•	Papa Murphy’s opened 27 new stores in the quarter, including 25 in the U.S., compared to 20 new store openings in the U.S. in the first quarter of 2015.
______________________

(1)
Adjusted EBITDA is a non-GAAP measure. For reconciliations of Adjusted EBITDA to GAAP net income and discussion of why we consider Adjusted EBITDA to be a useful measure, see the financial table accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures.”

Ken Calwell, President and Chief Executive Officer of Papa Murphy’s Holdings, Inc., stated, “We are disappointed with our overall comparable store sales performance in the first quarter and the resultant level of profitability. We have identified and are taking action against specific areas for improvement and expect to demonstrate progress in the second half of the year.”

Calwell continued, “There were some bright spots in the quarter, including the early launch of our online ordering and eCommerce site, providing us with a technology platform foundation for future growth. We now have online ordering capability available in over 82% of our domestic stores, with the full rollout expected to be complete in June, and we are beginning to see the mix of orders placed online increase as we market the site. Additionally, we continue to be encouraged by the outperformance of some of our less developed markets where we are focused on raising brand awareness by investing in advertising and building stores. Comparable store sales growth in these less penetrated markets outperformed the system average by 290 basis points in the quarter.”

“We opened 27 new stores system-wide during the quarter, including 25 in the U.S. The development process enhancements we put in place in 2015 have been effective, leading to a significantly more balanced new store opening cadence this year. We remain on track to open 115 to 120 new units in 2016,” Calwell concluded.

Key Operating Metrics
PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Key Operating Metrics

	Three Months Ended
	March 28, 2016	March 30, 2015
Domestic comparable store sales:
Franchised stores	-2.8%	5.5%
Company-owned stores	-2.8%	6.4%
Combined	-2.8%	5.6%

System-wide sales ($’s in 000s)	$236,851	$234,633

Adjusted EBITDA ($’s in 000s)	$5,729	$8,015

Store Count
Franchised	1,378	1,338
Company-owned	135	108
International	42	30
System-wide	1,555	1,476
We use a variety of operating and performance metrics to evaluate the performance of its business. Below is a description of our key operating metrics:
Comparable Store Sales represents the change in year-over-year sales for domestic comparable stores. A comparable store is a store that has been open for at least 52 full weeks from the comparable date (the Tuesday following the opening date). As of the end of the first quarter of 2016 and 2015, we had 1,407 and 1,356 domestic comparable stores, respectively.
System-wide Sales include net sales by all of our company-owned and franchisee-owned stores.
Adjusted EBITDA is defined as net income (loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the additions and eliminations of various income statement items including non-cash charges, income and expenses that we consider not indicative of ongoing operations and various other adjustments. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, see the financial tables accompanying this release.
2016 Financial Outlook
Based on current information, Papa Murphy’s Holdings, Inc. is updating full-year guidance for fiscal year 2016, which ends on January 2, 2017:

•	(revised) Domestic system-wide comparable store sales growth of approximately flat to +1.0%, compared to previous guidance of +2.0% to 3.0%;

•	Domestic new store openings of between 115 and 120 units, including 20 to 25 company-owned;

•	Revenue to include transaction fees from franchisees for use of the new on-line ordering platform of approximately $1.7 million and zero-margin POS License revenue of approximately $2.1 million;

•
(revised) Selling, general and administrative expenses of approximately $33.0 million to $34.0 million, compared to previous guidance of $34.0 million to $36.0 million, inclusive of operating costs of approximately $3.1 million associated with the new on-line ordering platform and approximately $2.1 million associated with POS Licenses resold to franchisees at cost;

•	Pre-Opening costs associated with new Company stores of approximately $0.9 million;

•	Capital expenditures, including acquisitions, of approximately $13.0 million to $15.0 million;

•	Expected full-year effective tax rate of approximately 38.5%; and

•	Diluted share-count of approximately 17.0 million.
Conference Call
Papa Murphy’s Holdings, Inc. will host a conference call to discuss the third quarter financial results on Wednesday, May 4, 2016 at 4:30 p.m. Eastern Time.
The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13634357. The replay will be available until Wednesday, May 11, 2016. The conference call will also be webcast live from the Company’s corporate website at investors.papamurphys.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded.
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘N’ Bake pizza chain in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates over 1,500 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. For more information, visit www.papamurphys.com.
Forward-looking Statements
This news release, as well as other information provided from time to time by Papa Murphy's Holdings, Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. Forward-looking statements give the Company's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "guidance," "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
Forward-looking statements in this press release include statements relating to the Company’s projected sales growth, projected system-wide sales, projected new store openings, projected selling, general, and administrative expenses, projected revenue from transaction fees, projected pre-opening costs, projected capital expenditures, projected effective tax rate, projected diluted share count, strategic, operational, and technological initiatives, including the roll-out of its e‑commerce platform, future financial or operational results, and speed of consumer acceptance.
Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although the Company believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2015 and quarterly report on Form 10-Q for the fiscal quarter ended March 28, 2016 (each of which can be found at the SEC’s website www.sec.gov); each such risk factor is specifically incorporated into this press release. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements.
Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
To supplement its financial information presented in accordance with generally accepted accounting principles (GAAP), the Company is also providing with this press release the non-GAAP financial measure of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to each of EBITDA and Adjusted EBITDA). The Company’s management believes that EBITDA and Adjusted EBITDA are helpful as indicators of the current financial performance of the Company because EBITDA and Adjusted EBITDA reflect the additions and eliminations of various income statement items that management does not consider indicative of ongoing operating results. We have provided reconciliations of EBITDA and Adjusted EBITDA to GAAP net income in the financial tables accompanying this release.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Net Income
(In thousands of dollars, except share and per share data)

	Three Months Ended
	March 28, 2016	March 30, 2015
	Unaudited	Unaudited
REVENUES
Franchise royalties	$10,496	$10,679
Franchise and development fees	954	1,140
Company-owned store sales	20,674	17,167
Other	861	182
Total revenues	32,985	29,168

COSTS AND EXPENSES
Store operating costs:
Cost of food and packaging	7,272	6,089
Compensation and benefits	5,734	4,354
Advertising	2,166	1,669
Occupancy	1,375	1,003
Other store operating costs	2,291	1,445
Selling, general, and administrative	9,055	6,882
Depreciation and amortization	2,715	2,319
Loss on disposal of property and equipment	54	59
Total costs and expenses	30,662	23,820

OPERATING INCOME	2,323	5,348

Interest expense, net	1,179	1,130
Other expense, net	42	2
INCOME BEFORE INCOME TAXES	1,102	4,216

Provision for income taxes	460	1,620
NET INCOME	642	2,596

Earnings per share of common stock
Basic	$0.04	$0.16
Diluted	$0.04	$0.15
Weighted average common stock outstanding
Basic	16,716,610	16,604,206
Diluted	16,753,294	16,791,684

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(In thousands of dollars)
(unaudited)

	March 28, 2016	December 28, 2015
Cash and cash equivalents	$481	$6,867
Total current assets	10,013	18,896
Total assets	267,189	275,471
Total current liabilities	16,412	24,149
Long-term debt, net of current portion	106,517	108,237
Total Papa Murphy’s Holdings Inc. shareholders’ equity	98,519	97,656

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands of dollars)

	Three Months Ended
	March 28, 2016	March 30, 2015
Net income as reported	$642	$2,596
Depreciation and amortization	2,715	2,319
Provision for income taxes	460	1,620
Interest expense, net	1,179	1,130
EBITDA	4,996	7,665
Loss on disposal of property and equipment (a)	54	59
Transaction costs (b)	—	33
New store pre-opening expenses (c)	290	70
Non-cash expenses and non-income based state taxes (d)	389	188
Adjusted EBITDA	$5,729	$8,015

Adjusted EBITDA margin (1)	17.4%	27.5%

(a)	Represents non-cash losses resulting from disposal of property and equipment, including divested Company-owned stores

(b)	Represents transaction costs incurred in connection with the acquisition of multiple franchised stores.

(c)
Represents expenses directly associated with the opening of new stores and incurred primarily in advance of the store opening, including grand opening marketing costs, training wages and travel of opening teams and other store operating costs.

(d)
Represents (i) non-cash expenses related to equity-based compensation; (ii) non-cash expenses related to the difference between GAAP and cash rent expense; and (iii) state revenue taxes levied in lieu of an income tax.

(1)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
Christine Beggan@icrinc.com
203-682-8329